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                                                                    EXHIBIT 3.3

                                STATE OF DELAWARE
                            CERTIFICATE OF MERGER OF
                          DOMESTIC LIMITED PARTNERSHIPS

         Pursuant to Title 6, Section 17-211 of the Delaware Limited Partnership Act, the undersigned limited partnership executed the following Certificate of
Merger:

         FIRST: The name of the surviving limited partnership is EOTT Energy Operating Limited Partnership, and the name of the limited partnership being merged into this surviving limited partnership is EOTT Energy Partners, L. P.

         SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent limited partnerships.

         THIRD: The name of the surviving limited partnership is EOTT Energy Operating Limited Partnership.

         FOURTH: The merger is to become effective upon the filing of this Certificate of Merger.

         FIFTH: The Agreement of Merger is on file at 2000 West Sam Houston Parkway South, Suite 400, Houston, Texas 77042, the place of business of the surviving limited partnership.

         SIXTH: A copy of the Agreement of Merger will be furnished by the surviving limited partnership on request, without cost, to any partner of the constituent limited partnership.

         IN WITNESS WHEREOF, said surviving limited partnership has caused this certificate to be signed by the general partner, the 3rd day of March, 2003.

                                    EOTT ENERGY OPERATING LIMITED PARTNERSHIP,

                                    BY:  EOTT ENERGY GENERAL PARTNER, L. L. C.,
                                    ITS GENERAL PARTNER

                                    By: /s/ DANA R. GIBBS
                                        ---------------------------------------
                                    Name:   Dana R. Gibbs
                                    Title:  President